                                                     Registration No. 333-
                                                                          ------

   As filed with the Securities and Exchange Commission on September 15, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                                 MAIL.COM, INC.
             (Exact name of registrant as specified in its charter)

DELAWARE                                                           13-3780773
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

                             11 Broadway, 6th Floor
                               New York, NY, 10004
                                 (212) 425-4200
   (Address, including zip code and telephone number,including area code, of registrant's principal executive offices)

                             David W. Ambrosia, Esq.
                  Executive Vice President and General Counsel
                                 Mail.com, Inc.
                             11 Broadway, 6th Floor
                               New York, NY 10004
                                 (212) 425-4200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                          Ronald A. Fleming, Jr., Esq.
                       Winthrop, Stimson, Putnam & Roberts
                             One Battery Park Plaza
                            New York, New York 10004
                                 (212) 858-1143
                 -----------------------------------------------

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================== ============== ================== ================= ==============
                                                                     Proposed
                                                                     maximum
                                                Proposed maximum    aggregate        Amount of
   Title of each class of      Amount to be      offering price      offering      registration
 securities to be registered   registered(1)(2)  per unit(2)(3)    price(1)(2)(3)     fee(3)
------------------------------ -------------- ------------------ ----------------- --------------
Class A Common Stock, par
  value $0.01 per share(4)
------------------------------ -------------- ------------------ ----------------- --------------
Preferred Stock, par value
  $0.01 per share(4)..........
------------------------------ -------------- ------------------ ----------------- --------------
Depositary Shares(4)........
------------------------------ -------------- ------------------ ----------------- --------------
Debt Securities(4)..........
------------------------------ -------------- ------------------ ----------------- --------------
Warrants(4).................
------------------------------ -------------- ------------------ ----------------- --------------
Stock Purchase Units(4).....
------------------------------ -------------- ------------------ ----------------- --------------
 Stock Purchase
  Contracts(4)..............
------------------------------ -------------- ------------------ ----------------- --------------
     Total...............       $75,000,000      $75,000,000       $75,000,000        $19,800
============================== ============== ================== ================= ==============


    (1) The initial public offering price of any securities denominated in any foreign currencies or currency units shall be the U.S. dollar equivalent thereof based on the prevailing exchange rates at the respective times such securities are first offered. For securities issued with an original issue discount, the amount to be registered is the amount as shall result in aggregate gross proceeds of $75,000,000.
    (2) Pursuant to General Instruction II.D to Form S-3, the Amount To Be Registered, Proposed Maximum Aggregate Offering Price Per Security and Proposed Maximum Aggregate Offering Price has been omitted for each class of securities which are registered hereby.
    (3) The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended, and reflects the maximum offering price of securities that may be issued rather than the principal amount of any securities that may be issued at a discount.
    (4) In addition to the securities that are being issued directly under this registration statement, there are being registered hereunder an indeterminate number of debt securities and shares of Class A common stock, preferred stock and depositary shares as may be issued upon exercise, conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any debt securities, shares of Class A common stock, preferred stock or depositary shares so issued upon exercise, conversion or exchange.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2000

PROSPECTUS

                                   $75,000,000

                                 MAIL.COM, INC.

                              CLASS A COMMON STOCK
                                 PREFERRED STOCK
                                DEPOSITARY SHARES
                                 DEBT SECURITIES
                                    WARRANTS
                              STOCK PURCHASE UNITS
                            STOCK PURCHASE CONTRACTS

                                     -------

    This prospectus includes a general description of the shares of Class A common stock, shares of preferred stock, depositary shares, debt securities, warrants, stock purchase units and stock purchase contracts we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each prospectus supplement carefully before you invest.

    Our Class A common stock trades on the Nasdaq National Market under the symbol "MAIL".

    Unless we state otherwise in a prospectus supplement, we will not list any of the debt securities on any securities exchange.

    We may sell securities through underwriters, dealers or agents. We may also sell securities directly to investors. More information about the way we will distribute the securities is under the heading "Plan of Distribution." Information about the underwriters or agents who will participate in any particular sale of securities will be in the prospectus supplement relating to those securities.

                                     -------


    INVESTING IN OUR SECURITIES INVOLVES RISKS, WHICH WE DESCRIBE IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                                     -------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     -------

 The date of this prospectus is            , 2000.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission. We are not making an offer to sell or soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front cover of those documents.


                                TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
About This Prospectus...................................................     2
Incorporation of Documents by Reference.................................     3
Where You Can Get More Information......................................     3
Cautionary Statements Regarding Forward-Looking Statements..............     4
Summary.................................................................     5
Risk Factors............................................................     8
Use of Proceeds.........................................................     27
Dividend Policy.........................................................     27
Ratio of Earnings to Fixed Charges......................................     28
General Description of Securities.......................................     28
Description of Common Stock.............................................     28
Description of Preferred Stock..........................................     30
Other Capital Stock Matters.............................................     32
Description of Depositary Shares........................................     36
Description of Debt Securities..........................................     38
Description of Warrants.................................................     45
Description of Stock Purchase Units and Stock Purchase Contracts........     45
Plan of Distribution....................................................     47
Legal Matters...........................................................     49
Experts.................................................................     49

Unless the context otherwise requires, the terms "we," "our," "us," "the company" and "Mail.com" refer to Mail.com, Inc., a Delaware corporation.

                                ----------------

  INFORMATION CONTAINED ON OUR WEB SITES WILL NOT BE DEEMED TO BE PART OF THIS
                                  PROSPECTUS.

                                ----------------

                              ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of Class A common stock, shares of preferred stock, depositary shares, debt securities, warrants, stock purchase units and stock purchase contracts up to an aggregate amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement as well as additional information described under "Where You Can Find More Information" immediately below.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

    We furnish our stockholders with annual reports containing audited financial statements and other appropriate reports. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Instead of repeating in this prospectus information that we have already filed with the SEC, rules of the SEC permit us to "incorporate by reference" the information we file with them. These rules mean that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC. These documents are considered to be part of this prospectus. Any documents that we file with the SEC in the future will also be considered to be part of this prospectus and will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings we make with SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell securities offered by this prospectus.

    - Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the SEC on March 30, 2000;

    - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000 and June 30, 2000;

    - Our Current Reports on Form 8-K dated March 28, 2000 (as amended on Form 8-K/A dated May 26, 2000), February 11, 2000 (as amended on Form 8-K/A dated April 24, 2000), January 24, 2000 and January 6, 2000; and

    -   Our Proxy Statement filed on April 18, 2000.

    Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.


                       WHERE YOU CAN GET MORE INFORMATION

        We have filed a registration statement with the SEC to register the securities we are offering to you. This prospectus is part of that registration statement. As allowed by the SEC's rules, we have not included in this prospectus all of the information that is included in the registration statement. At your oral or written request, we will provide to you, without charge, a copy of the registration statement or any of the exhibits to the registration statement not delivered with this prospectus. If you want more information, write or call us at:

                                 Mail.com, Inc.
                             11 Broadway, 6th Floor
                               New York, NY 10004
                            Telephone: (212) 425-4200
                          Attention: Investor Relations

    You may also obtain a copy of any filing we have made with the SEC directly from the SEC. You may either:

    - read and copy reports, statements or other information we have filed with the SEC at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C.

    - obtain copies of documents that we have filed with the SEC on the SEC's Internet web site at http://www.sec.gov.

    You can get more information about the SEC's public reference room by calling the SEC at 1-800-SEC-0330.


           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

        We make forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 throughout this prospectus. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "anticipates," "intends," "believes," "estimates," "plans" and similar expressions. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section of this prospectus.

                                     SUMMARY

This section contains a general summary of the information contained in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

OUR COMPANY

    We are a leading global provider of Internet messaging services to businesses, Internet Service Providers (ISPs), Web sites and direct to consumers. We offer our messaging services to both the consumer and business markets. Additionally, through our WORLD.com, Inc. subsidiary we have begun to develop domain names from among our extensive portfolio of Internet domain names.

BUSINESS MESSAGING SERVICES

    We provide businesses with email service, Internet facsimile transmission services and collaboration services. Our email services include services that permit email systems to connect to the Internet, email hosting services and email monitoring services. Our email monitoring services include virus scanning, attachment control, spam control, legal disclaimers and other legends affixed to outgoing emails and real time Web-based reporting. Our fax services include email to fax, fax to email, enhanced fax and broadcast fax. Our collaboration services include Web-hosted services and on-premise software solutions for group calendaring, group scheduling, project management and document sharing. We earn revenues in the business market on a usage or per seat basis.

PERSONAL COMMUNICATION SERVICES

    In the consumer market, we provide Web-based email services, or WebMail, to ISPs including several of the world's top ISPs, and we partner with top branded Web sites to provide WebMail services to their users. In addition, we serve the consumer market directly through our flagship site at www.mail.com. Our basic consumer email services are free to our members. A consumer can become a member of Mail.com by signing up for our email service at any of our partners' Web sites or our own Web sites. We earn revenues in the consumer market from a combination of:

    - advertising related sales, including permission marketing and e-commerce promotion; and

    - subscription services, such as a service that allows members to purchase increased storage capacity for their emails.

WORLD.COM, INC.

    In March 2000, we formed WORLD.com, Inc. to focus on developing our extensive portfolio of Internet domain names into major Web properties which will serve the worldwide business-to-business and business-to-consumer marketplace, beginning with Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc., which through its wholly-owned subsidiary operates the Web site www.elong.com in the Peoples' Republic of China. Other properties from our portfolio of over 1,000 domains include Europe.com, USA.com, Japan.com, lawyer.com and doctor.com. WORLD.com is headquartered in New York, New York.

    We are a Delaware corporation. Our principal executive offices are located at 11 Broadway, 6th Floor, New York, NY 10004. Our phone number is (212) 425-4200.

                           THE SECURITIES WE MAY OFFER

    Each time we offer securities under this prospectus, we will provide you with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer under this prospectus.

CLASS A COMMON STOCK

    We may issue shares of our Class A common stock, par value $0.01 per share. In this prospectus, we provide a general description of our common stock, our dividend policy and related matters.

PREFERRED STOCK AND DEPOSITARY SHARES

    We may issue shares of our preferred stock, par value $0.01 per share, in one or more series. Our board of directors, or a committee of our board of directors, will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

DEBT SECURITIES

    We may offer unsecured general obligations, which may be either senior or subordinated and may be convertible into shares of our Class A common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the "debt securities." The senior debt securities will have the same rank as all our other unsecured and unsubordinated debt. The debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and any third party shareholders of our subsidiaries to the extent of the value of assets in those subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

    The debt securities will be issued under an indenture between us and the trustee or trustees we name in the prospectus supplement. We have summarized certain general features of the debt securities from the indentures, which will be exhibits to this registration statement of which this prospectus is a part. We encourage you to read the indentures and our recent periodic and current reports that we file with the SEC. Directions on how to obtain copies of these reports are provided under "Where You Can Find More Information."

WARRANTS

    We may issue warrants for the purchase of shares of Class A common stock, shares of preferred stock or debt securities. Our board of directors, or a committee of our board of directors or officers appointed by them, will determine the terms of the warrants.

STOCK PURCHASE UNITS AND STOCK PURCHASE CONTRACTS

    We may issue stock purchase units and stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Class A common stock or preferred stock at a future date or dates. We may determine the price of shares of Class A common stock or preferred stock at the time we issue the stock purchase contracts or the price may be determined by referring to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, which secure the holders' obligations to purchase the Class A common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

                                  RISK FACTORS

Before investing in our securities, you should carefully consider the risks described below and the accompanying prospectus supplement as well as the other information included or incorporated by reference in this prospectus and the accompanying prospectus supplement.

WE HAVE ONLY A LIMITED OPERATING HISTORY, AND WE ARE INVOLVED IN A NEW AND UNPROVEN INDUSTRY.

    We have only a limited operating history upon which you can evaluate our business and our prospects. We have offered a commercial email service since November 1996 under the name iName. We changed our company name to Mail.com, Inc. in January 1999. In March 2000, we formed WORLD.com to develop and operate our domain name properties as independent Web sites. Our success will depend in part upon the development of a viable market for email advertising and fee-based Internet messaging and collaboration services and outsourcing, and upon our ability to compete successfully in those markets. Our success will also depend on our ability to successfully develop and operate our domain name properties under WORLD.com, beginning with Asia.com and India.com, and the acceptance by businesses and consumers of the services offered at these Web sites. For the reasons discussed in more detail below, there are substantial obstacles to our achieving and sustaining profitability.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND EXPECT TO INCUR SUBSTANTIAL LOSSES IN THE FUTURE.

    We have generated only limited revenues to date. We have not achieved profitability in any period, and we may not be able to achieve or sustain profitability. We incurred a net loss attributable to common stockholders of $90.4 million for the six months ended June 30, 2000. We had an accumulated deficit of $153.5 million as of June 30, 2000. We expect to continue to incur substantial net losses and negative operating cash flow for the foreseeable future. We have begun and will continue to significantly increase our operating expenses in anticipation of future growth. We intend to expand our sales and marketing operations, upgrade and enhance our technology, continue our international expansion, and improve and expand our management information and other internal systems. We intend to continue to make strategic acquisitions and investments, which may result in significant amortization of goodwill and other expenses. We are making these expenditures in anticipation of higher revenues, but there will be a delay in realizing higher revenues even if we are successful. If we do not succeed in substantially increasing our revenues, our losses will continue indefinitely and will increase.

IF WE ARE UNABLE TO RAISE NECESSARY CAPITAL IN THE FUTURE, WE MAY BE UNABLE TO FUND NECESSARY EXPENDITURES.

    We anticipate the need to raise additional capital in the future. However, we may not be able to raise on terms favorable to us, or at all, amounts necessary to fund our planned expansion, develop new or enhanced services, respond to competitive pressures, promote our brand name or acquire complementary businesses, technologies or services. Some of our stockholders have registration rights that could interfere with our ability to raise needed capital.

    If we raise additional funds by issuing equity securities, stockholders may experience dilution of their ownership interest. Moreover, we could issue preferred stock that has rights senior to those of the Class A common stock or any preferred stock offered by this prospectus. If we raise funds by issuing debt, our lenders may place limitations on our operations, including our ability to pay dividends. Some of our subsidiaries plan to raise funds by issuing preferred stock, the terms of which may similarly restrict their operations and their ability to pay dividends to us.

WE INTEND TO CONTINUE TO ACQUIRE, OR MAKE STRATEGIC INVESTMENTS IN, OTHER BUSINESSES AND ACQUIRE OR LICENSE TECHNOLOGY AND OTHER ASSETS AND WE MAY HAVE DIFFICULTY INTEGRATING THESE BUSINESSES OR GENERATING AN ACCEPTABLE RETURN.

    We have completed a number of acquisitions and strategic investments since our initial public offering. For example, we acquired NetMoves Corporation, a provider of a variety of Internet document delivery services to businesses, and The Allegro Group, Inc., a provider of email and email related services, such as virus blocking and content screening, to businesses. We also made two investments in 3Cube, Inc., a company specializing in Internet fax technology, and acquired TCOM, Inc., a software technology consulting firm, and Lansoft U.S.A., Inc., a provider of email management, e-commerce and Web hosting services to businesses. We also recently acquired eLong.com, Inc. and Huelink Corporation Ltd. in connection with the formation of Asia.com, Inc. and Multiple Zones in connection with the formation of India.com. We also recently acquired technology related assets from IntraACTIVE, Inc. (now named Bantu, Inc.) and made a strategic investment in Bantu and committed to make additional investments in them. We will continue our efforts to acquire or make strategic investments in businesses and to acquire or license technology and other assets, and any of these acquisitions may be material to us. We cannot assure you that acquisition or licensing opportunities will continue to be available on terms acceptable to us or at all. Such acquisitions involve risks, including:

    -   inability to raise the required capital;

    -   difficulty in assimilating the acquired operations and personnel;

    -   inability to retain any acquired member or customer accounts;

    -   disruption of our ongoing business;

    -   the need for additional capital to fund losses of acquired businesses;

    - inability to successfully incorporate acquired technology into our service offerings and maintain uniform standards, controls, procedures and policies; and

    -   lack of the necessary experience to enter new markets.

    We may not successfully overcome problems encountered in connection with potential acquisitions. In addition, an acquisition could materially impair our operating results by diluting our stockholders' equity, causing us to incur additional debt or requiring us to amortize acquisition expenses and acquired assets.

THE ISSUANCE OF OUR CONVERTIBLE SUBORDINATED NOTES SIGNIFICANTLY INCREASED OUR LEVERAGE.

    In January 2000, we issued $100 million of convertible subordinated notes due 2005. The sale of our convertible notes has increased our debt as a percentage of total capitalization. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could (1) make it difficult for us to make payments on our convertible notes and any indebtedness that may be offered under this prospectus, (2) make it difficult to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes, (3) limit our flexibility in planning for, or reacting to changes in, our business, and (4) make us more vulnerable in the event of a downturn in our business.

WE MAY BE UNABLE TO PAY DEBT SERVICE ON OUR CONVERTIBLE NOTES AND OTHER OBLIGATIONS.

    We had an operating loss and negative cash flow during the six months ended June 30, 2000 and 1999 and expect to incur substantial losses and negative cash flows for the foreseeable future. Accordingly, cash generated by our operations would have been insufficient to pay the amount of interest payable annually on our convertible notes. We cannot assure you that we will be able to pay interest and other amounts due on our convertible notes on the scheduled dates or at all. If our cash flow and cash balances are inadequate to meet our obligations, we could face substantial liquidity problems. If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if we otherwise fail to comply with any covenants in our indebtedness, we would be in default under these obligations, which would permit these lenders to accelerate the maturity of the obligations and could cause defaults under our indebtedness. Any such default could have a material adverse effect on our business, results of operations and financial condition. We cannot assure you that we would be able to repay amounts due on our convertible notes if payment of the convertible notes were accelerated following the occurrence of an event of default under the indenture for the convertible notes.

TO GENERATE INCREASED REVENUES FROM OUR CONSUMER SERVICES, WE WILL HAVE TO SUBSTANTIALLY INCREASE THE NUMBER OF OUR MEMBERS, WHICH WILL BE DIFFICULT TO ACCOMPLISH.

    To achieve our objective of generating advertising related revenues and subscription revenues through our consumer email services, we will have to retain our existing members and acquire a large number of new members. We have relied upon strategic alliances with third party Web sites to attract the majority of our current members.

    We believe that our success in our consumer business will partially depend on our ability to maintain our current alliances and to enter into new ones with Web sites and ISPs on acceptable terms. We believe, however, that the opportunity to form alliances with third party Web sites that are capable of producing a substantial number of new members is diminishing. Many third party Web sites that we have identified as potential sources for significant quantities of new members already offer their visitors an email service similar to ours. We cannot assure you that we will be able to enter into successful alliances with third party Web sites or ISPs on acceptable terms or at all.

OUR CONTRACTS WITH OUR WEB SITE AND ISP PARTNERS REQUIRE US TO INCUR SUBSTANTIAL EXPENSES.

    In nearly all cases our Web site and ISP partners do not pay us to provide our services. We bear the costs of providing our services. We generate revenues by selling advertising space to advertisers who want to target our members and by selling subscription services to these members. We pay the partner a share of the revenues we generate. In addition, a number of our contracts have required us to pay significant fees or to make minimum payments to the partner without regard to the revenues we realize. If we are unable to generate sufficient revenues at our partner sites, these fees and minimum payments can cause the partner's effective share of our revenues to approach or exceed 100%. We intend to reduce or eliminate the payment of these fees or minimum payments made without regard to the revenues realized. We cannot assure you that we will be able to renew partner contracts on the basis of reducing or eliminating these payments or if renewed that the revised terms of such contracts will be favorable to us.

THE FAILURE TO RENEW OUR PARTNER CONTRACTS, WHICH HAVE LIMITED TERMS, CAN RESULT IN THE LOSS OF MEMBERS AND IMPAIR OUR CREDIBILITY.

    Our partner contracts generally have one or two year terms. A partner can decide not to renew at the end of the term for a variety of reasons, including dissatisfaction with our service, a desire to switch to one of our outsourcing competitors, or a decision to provide email service themselves. Partners can also choose not to renew our contract because they have entered into a merger or other strategic relationship with another company that can provide email service. This last factor is becoming increasingly common in light of the consolidation taking place among Web sites, ISPs and other Internet-related businesses. For example, XOOM recently combined with Snap, which is jointly owned by CNET and NBC Multimedia, to create a new Internet services company named NBC Internet, Inc., or NBCi. XOOM offers a free email service at its xoom.com Web site. We cannot assure you that these partners will not seek to terminate their contractual relationships with us. A partner may also fail to renew our contract with them because we decide not to continue making payments to them without regard to the revenue that we generate from their site. The loss of a partner can be very disruptive for us for a number of reasons:

    We may lose a substantial number of members. When members register for our service at a partner's Web site, the default domain name members use for their email address is typically a domain name that is owned by the partner. As of June 30, 2000, we estimate that approximately 28% of our established emailboxes have email addresses at partner-owned domain names. Upon expiration, most partners can require us to relinquish existing members with addresses at partner-owned domain names. Even those members who have selected addresses using our domain names may find it more convenient to switch to whatever replacement email service may be available at the partner's site. The loss of members due to expiration or non-renewal of partner contracts may materially reduce our revenues. Moreover, as of June 30, 2000, we estimate that approximately 16% of our emailboxes established are at the email.com domain. If CNET and NBCi exercise their rights to terminate our agreement, which includes the right to terminate for convenience after May 13, 2001, we would be obligated to transfer the email.com domain name and related member information to them. If CNET and NBCi terminate for convenience, they would be obligated to pay us the greater of $5.0 million or 120% of the fair market value of the email.com user data based on the projected economic benefit of the users and either return to us the shares that we issued to them for the establishment of emailboxes or pay us the then fair market value of these shares. If CNET and NBCi terminate for other reasons, the amount of compensation they must pay to us varies depending on the reason for termination. NBC Multimedia may elect to exercise similar rights relating to email.com emailboxes established through their sites under our agreement with them.

    Losing relationships with prominent partners can impair our credibility with advertisers and other partners. We believe that partnerships with Web sites that have prominent brand names help give us credibility with other partners and with advertisers. The loss of our better-known Web site partners could damage our reputation and adversely affect the advertising, direct marketing, e-commerce and subscription rates we charge.

BECAUSE WE ARE DEPENDENT ON A SMALL NUMBER OF PARTNER SITES FOR A SUBSTANTIAL PERCENTAGE OF OUR ANTICIPATED NEW MEMBERS, A DISRUPTION IN OUR RELATIONSHIP WITH ANY OF THESE PARTNERS OR A DECREASE IN TRAFFIC AT ANY OF THESE SITES COULD REDUCE OUR ADVERTISING RELATED REVENUES AND SUBSCRIPTION REVENUES.

    Most of our partner sites, including most of those with well-known brand names, do not generate significant numbers of new emailboxes. The following four partners accounted for 34% of our new emailboxes established in June 2000:

                                                    PERCENTAGE               DATE THAT OUR
                                                      OF NEW                 CONTRACT WITH
                                                    E-MAILBOXES              THE PARTNER
PARTNER                                            IN JUNE 2000                 EXPIRES
-------                                            ------------                 -------
Juno                                                         11%            December 2001
Snap                                                         10%            *
iWon                                                          7%            October 2000
EarthLink                                                     7%            April 2001

    * Snap may terminate its contracts for convenience after May 13, 2001.

    If any of the Web sites operated by these parties were to experience lower than anticipated traffic, or if our relationships with any of these parties were disrupted for any reason, our revenues could decrease and the growth of our business would be impeded. Lower than anticipated traffic could result in decreased advertising related revenues because those revenues are in part dependent on the number of members and the level of member usage. Our contract with iWon will not renew upon expiration.

WE HAVE ONLY LIMITED INFORMATION ABOUT OUR MEMBERS AND THEIR USAGE, WHICH MAY LIMIT OUR POTENTIAL REVENUES.

    Our ability to generate revenue from advertising related sales is directly related to our members' activity levels and the quality of our demographic data. To be successful, we will have to increase members' usage of our service. We are subject to several constraints that will limit our ability to maximize the value of our member base:

    We believe that most of our members do not use their emailboxes regularly, and many do not use them at all. We believe that a substantial majority of our members do not access their emailboxes regularly or at all. Moreover, we believe that many of our emailboxes that are accessed were first established during a recent period prior to access. We expect our proportion of active members to decrease as our total number of established emailboxes increases. On an ongoing basis, we believe that a significant number of members will cease using our service each month. We cannot assure you that we will be able to add enough new members to compensate for this anticipated loss of usage.

    We have only a limited ability to generate advertising revenues from forwarding and POP3 accounts, which represent a significant percentage of our emailboxes. Members who choose our forwarding service or subscribe to our POP3 service do not need to come to our partners' or our Web sites to access their email. Therefore, we do not deliver Web-based advertisements to these members. Forwarding and POP3 accounts represented approximately 25% of our total emailboxes as of June 30, 2000, and 9% of the emailboxes that were established during June 2000. If a disproportionate percentage of members choose either of these options, it will adversely affect our ability to generate advertising related revenues.

    Our database contains inaccuracies that could reduce the value of our information. Although we attempt to collect basic demographic information about members at the time they establish their accounts, we do not verify the accuracy of this information. Moreover, even if the information is correct when we receive it, members may move, change jobs or die without our knowledge. As a result, our database contains inaccuracies that could make our information less appealing to advertisers.

    We do not know how many members have established multiple emailboxes. Because we do not charge for our basic service, individuals can easily establish multiple emailboxes. This makes it impossible for us to determine the number of separate individuals registering for our service, which may reduce the advertising rates we can command.

WEBMAIL, EMAIL ADVERTISING AND INTERNET MESSAGING AND COLLABORATION SERVICES OUTSOURCING MAY NOT PROVE TO BE VIABLE BUSINESSES.

    We operate in an industry that is only beginning to develop. Our success will require the widespread acceptance by consumers of Webmail. We are also dependent on the development of viable markets for email advertising and the outsourcing of email services to businesses and other organizations. For a number of reasons, each of these developments is somewhat speculative:

    Consumers may not be willing to use Webmail in large numbers. As a Web-based messaging service, Webmail is subject to the same concerns and shortcomings as the Internet itself. Concerns about the security of information carried over the Internet and stored on central computer systems could inhibit consumer acceptance of Webmail. Moreover, Webmail can only function as effectively as the Web itself. If traffic on the Web does not move quickly or Internet access is impeded, consumers are less likely to use Webmail. Consumers may also react negatively to the relatively new concept of an advertising supported email service. Our business will suffer if public perception of our service or of Webmail in general is unfavorable. Articles and reviews published in popular publications relating to computers and the Internet have a great deal of impact on public opinion within our markets, and an article or review unfavorable to Webmail or to our service specifically could slow or prevent broad market acceptance. Similarly, if employers in large numbers implement policies or software designed to restrict access to Webmail, Webmail is much less likely to gain popular acceptance.

    There are even greater uncertainties about our ability to successfully market premium Webmail services. Consumers have generally been very reluctant to pay for services provided over the Internet. In August 1999, we discontinued charging our members for virtually all of our premium domain names. Moreover, if our competitors choose to provide POP3 access, greater storage capacity or other services without charge or as part of a bundled offering, we may be forced to do the same.

    There are significant obstacles to the development of a sizable market for Internet messaging and collaboration services outsourcing. Outsourcing is one of the principal methods by which we will attempt to reach the size we believe is necessary to be successful. Security and the reliability of the Internet, however, are likely to be of concern to Web sites, ISPs, schools, businesses and organizations deciding whether to outsource their email or fax services or to continue to provide it themselves. These concerns are likely to be particularly strong at larger businesses, which are better able to afford the costs of maintaining their own systems. We provide a range of email and fax services to businesses and organizations. We currently generate revenues in the business market primarily from email service fees related to our email system connection services, email monitoring services and fax transmission services. We cannot be sure that we will be able to expand our business customer base, attract additional customers in other segments or acquire a sufficient base of customers for whom we would provide hosting and other outsourced services. In addition, the sales cycle for hosting services is lengthy and could delay our ability to generate revenues in the business email services market. Furthermore, we may not be able to generate significant additional revenues by providing our email services to businesses. Standards for pricing in the business email services market are not yet well defined and some businesses, schools and other organizations may not be willing to pay the fees we wish to charge. We cannot assure you that the fees we intend to charge will be sufficient to offset the related costs of providing these services.

    The market for email advertising is only beginning to develop and the effectiveness of this form of advertising is unproven. Even if Webmail proves to be popular, we will still need large numbers of advertisers to purchase space on our Webmail service. We currently do not sell advertisements in connection with our business email services.

    Because we, and our competitors, have only recently begun to offer email advertising, our potential advertising customers have little or no experience with this medium. We do not yet have enough experience to demonstrate the effectiveness of this form of advertising. As a result, those customers willing to try email advertising are likely to allocate only a limited portion of their advertising budgets. If early customers do not find email advertising to be effective for promoting their products and services, the market for our products will be unlikely to develop. Prices for banner advertisements on the Internet may fall, in part because of diminishing "click" or response rates. Advertisers may also request fewer "cost per thousand advertisements" pricing arrangements and more "cost per click" pricing, which could effectively lower advertising rates.

    There are currently no standards for measuring the effectiveness of Webmail advertising. Standard measurements may need to be developed to support and promote Webmail advertising as a significant advertising medium. Our advertising customers may refuse to accept our own measurements or third-party measurements of advertisement delivery, which would adversely affect our ability to generate advertising related revenues.

    Filtering software could prevent us from delivering advertising. Inexpensive software programs are available which limit or prevent the delivery of advertising to a user's computer. The widespread adoption of this software would seriously threaten the commercial viability of email advertising and our ability to generate advertising revenues.

THERE ARE SIGNIFICANT OBSTACLES TO OUR ABILITY TO INCREASE ADVERTISING REVENUES.

    Our success will largely depend on our ability to substantially increase our advertising related revenues, which we currently generate only in connection with our consumer services. Several factors will make it very difficult for us to achieve this objective:

    A limited number of advertisers account for a high percentage of our revenues, our contracts with our advertisers typically have terms of only one or two months, and we may be unable to renew these contracts. We are dependent on a limited number of advertisers to derive a substantial portion of our revenues. For the six months ended June 30, 2000 and 1999, revenues from our five largest advertisers accounted for an aggregate of 11% and 48%, respectively, of our revenues. Our future success will depend upon our ability to retain these advertisers, to generate significant revenues from new advertisers and to reduce our reliance on any single advertiser. Our existing contracts with advertisers generally have terms of only one or two months and we may be unable to renew them. The loss of one of our major advertisers or our inability to attract new advertisers would cause our revenues to decline.

    We may not be able to sell as much advertising on a "cost per thousand" basis or to charge as much under this type of arrangement as we have in the past. To date, we have generated a significant portion of our advertising revenues on a "cost per thousand" basis. These agreements require the advertiser to pay us a fixed fee for every 1,000 advertisements that we deliver to our members. We believe that this type of agreement is the most effective for us, but we may not be able to charge as much for these agreements, or to continue to sell as much advertising on this basis, in the future.

    We face greater risks when selling advertising on a "cost per action" basis. The two types of "cost per action" contracts are "cost per click" and "cost per conversion." In cost per click contracts, an advertiser agrees to pay us a fee for each occasion on which a member "clicks" on the advertisement. Cost per conversion contracts provide that we receive a fee only when a member both "clicks" on the advertisement and proceeds to purchase an item, order a catalog or take some other step specified by the advertiser. In general, these arrangements do not yield as much revenue for us for each advertisement that we deliver to our members. Moreover, cost per conversion contracts present additional risks for us because we have no control over the advertiser's ability to convert a "click" into a sale or other action. We also must rely on the advertiser to report to us the number of conversions. These reports may not be accurate, and they may not be timely, both of which can adversely affect our revenues. Notwithstanding these risks, we may have to sell more of our advertising on a cost per click or cost per conversion basis in the future.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH WOULD CAUSE OUR STOCK PRICE TO DECLINE.

    Although we intend to steadily increase our spending and investment to support our planned growth, our revenues (and some of our costs) will be much less predictable. This is likely to result in significant fluctuations in our quarterly results, and to limit the value of quarter-to-quarter comparisons. Because of our limited operating history and the emerging nature of our industry, we anticipate that securities analysts will have difficulty in accurately forecasting our results. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our Class A common stock is likely to decline.

    The following are among the factors that could cause significant fluctuations in our operating results:

    - incurrence of other cash and non-cash accounting charges, including charges resulting from acquisitions;

    - incurrence of additional expenditures without receipt of offsetting revenues as a result of the development of our domain name properties;

    -   delay or cancellation of even a small number of advertising contracts;

    - expiration or termination of partnerships with Web sites or ISPs, which can result from mergers or other strategic combinations as Internet businesses continue to consolidate;

    - system outages, delays in obtaining new equipment or problems with planned upgrades;

    -   disruption or impairment of the Internet;

    -   introduction of new or enhanced services by us or our competitors;

    -   changes in our pricing policy or that of our competitors;

    - seasonality in the demand for advertising, or changes in our own advertising rates or advertising rates in general, both on and off the Internet;

    - changes in governmental regulation of the Internet and email in particular; and

    - general economic and market conditions, and particularly those affecting email advertising.

SEVERAL OF OUR COMPETITORS HAVE SUBSTANTIALLY GREATER RESOURCES, LONGER OPERATING HISTORIES, LARGER CUSTOMER BASES AND BROADER PRODUCT OFFERINGS.

    Our business is, and we believe will continue to be, intensely competitive. Our competitors with respect to email services include such large and established companies as Microsoft, America Online, Yahoo!, Excite@Home, Disney (which owns the GO Network) and Lycos. Microsoft offers free Webmail through its Hotmail Web site, and has dominant market share with over 40 million emailboxes according to Microsoft. We also compete for partners with email service providers such as USA.NET, Inc., Critical Path, Inc. and CommTouch Software, Ltd. In offering email services to businesses, schools and other organizations, we expect to compete with MCI Mail, USA.NET and Critical Path. Our current and prospective competitors in the facsimile transmission services market generally fall into the following groups: telecommunication companies, such as AT&T, WorldCom, Sprint, the regional Bell operating companies and telecommunications resellers; ISPs, such as UUnet and NETCOM On-Line Communications Services, Inc.; on-line services providers, such as Microsoft and America Online and direct fax delivery competitors, including Premiere Document Distribution (formerly Xpedite Systems, Inc.) and IDT Corporation. In addition, we compete for advertisers with DoubleClick, 24/7 Media, and other Internet advertising networks. We also compete for advertisers with other Internet publishers as well as traditional media such as television, radio, print and outdoor advertising. Our domain properties developed by WORLD.com will compete with the major business and consumer portals and other providers of Internet services in the markets in which they operate.

    Some of our competitors provide a variety of Web-based services such as Internet access, browser software, homepage design and Web site hosting, in addition to email. The ability of these competitors to offer a broader suite of complementary services may give them a considerable advantage over us. In addition, some competitors who have other sources of revenue do not, or in the future may not, place advertising on their Webmail pages. Consumers may prefer a service that does not include advertisements.

    The level of competition is likely to increase as current competitors increase the sophistication of their offerings and as new participants enter the market. In the future, as we expand our service offerings, we expect to encounter increased competition in the development and delivery of these services. Further, some of our competitors may offer services for which we now charge our members at or below cost or for free. If our competitors choose to offer premium or other services at or below cost or for free, we may be forced to do the same for our comparable services. If this occurs, our ability to generate revenues from our subscription services would be materially impaired. Some of our competitors may offer advertisement-free email on a subscription basis or for free, which could adversely affect our ability to attract and retain members unless we do the same. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. We may not be able to compete successfully against our current or future competitors.

OUR RAPID EXPANSION IS STRAINING OUR EXISTING RESOURCES, AND IF WE ARE NOT ABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS WILL SUFFER.

    We have begun aggressively expanding our operations in anticipation of an increasing number of strategic alliances and a corresponding increase in the number of members as well as development of our business customer base. We have entered into agreements with additional partners and have upgraded our email services. We have also developed the technology and infrastructure to begin offering a range of services in the business Internet messaging and collaboration services market. In addition, we have formed WORLD.com for the purpose of developing our portfolio of domain names. This expansion has placed, and we expect it to continue to place, a significant strain on our managerial, operational and financial resources. If we cannot manage our growth effectively, our business and operating results will suffer.

IT IS DIFFICULT TO RETAIN KEY PERSONNEL AND ATTRACT ADDITIONAL QUALIFIED EMPLOYEES IN OUR BUSINESS AND THE LOSS OF KEY PERSONNEL AND THE BURDEN OF ATTRACTING ADDITIONAL QUALIFIED EMPLOYEES MAY IMPEDE THE OPERATION AND GROWTH OF OUR BUSINESS AND CAUSE OUR REVENUES TO DECLINE.

    Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel, but they have no contractual obligation to remain with us. In particular, our success depends on the continued service of Gerald Gorman, our Chairman and Chief Executive Officer, Gary Millin, Chief Executive Officer, WORLD.com, Lon Otremba, our President, Debra McClister, our Executive Vice President and Chief Financial Officer, Sam Kline, our Chief Operating Officer, Thomas Murawski, Chief Executive Officer, Mail.com Business Messaging Services, Inc. and Courtney Nichols, President, Mail.com Personal Communication Services. The loss of the services of Messrs. Gorman, Millin, Otremba, Kline, and Murawski or of Ms. McClister and Ms. Nichols, or several other key employees, would impede the operation and growth of our business.

    To manage our existing business and handle any future growth, we will have to attract, retain and motivate additional highly skilled employees. In particular, we will need to hire and retain qualified salespeople if we are to meet our sales goals. We will also need to hire and retain additional experienced and skilled technical personnel in order to meet the increasing technical demands of our expanding business. Competition for employees in Internet-related businesses is intense. We have in the past experienced, and expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. If we are unable to do so, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges.

OUR BUSINESS IS HEAVILY DEPENDENT ON TECHNOLOGY, INCLUDING TECHNOLOGY THAT HAS NOT YET BEEN PROVEN RELIABLE AT HIGH TRAFFIC LEVELS AND TECHNOLOGY THAT WE DO NOT CONTROL.

    The performance of our computer systems is critical to the quality of service we are able to provide to our members and to our business customers. If our services are unavailable or fail to perform to their satisfaction, they may cease using our service. Reduced use of our service decreases our revenues by decreasing the advertising space that we have available to sell. In addition, our agreements with several of our partners establish minimum performance standards. If we fail to meet these standards, our partners could terminate their relationships with us and assert claims for monetary damages.

WE NEED TO UPGRADE OUR COMPUTER SYSTEMS TO ACCOMMODATE INCREASES IN EMAIL AND FAX TRAFFIC AND TO ACCOMMODATE INCREASES IN THE USAGE OF OUR COLLABORATION SERVICES, BUT WE MAY NOT BE ABLE TO DO SO WHILE MAINTAINING OUR CURRENT LEVEL OF SERVICE, OR AT ALL.

    We must continue to expand and adapt our computer systems as the number of members and customers and the amount of information they wish to transmit increases and as their requirements change, and as we develop our business messaging and collaboration services. Because we have only been providing our services for a limited time, and because our computer systems have not been tested at greater capacities, we cannot guarantee the ability of our computer systems to connect and manage a substantially larger number of members or meet the needs of business customers at high transmission speeds. If we cannot provide the necessary service while maintaining expected performance, our business would suffer and our ability to generate revenues through our services would be impaired.

    The expansion and adaptation of our computer systems will require substantial financial, operational and managerial resources. We may not be able to accurately project the timing of increases in email traffic or other customer requirements. In addition, the very process of upgrading our computer systems is likely to cause service disruptions. This is because we will have to take various elements of the network out of service in order to install some upgrades.

OUR COMPUTER SYSTEMS MAY FAIL AND INTERRUPT OUR SERVICE.

    Our members have in the past experienced interruptions in our services. We believe that these interruptions will continue to occur from time to time. These interruptions are due to hardware failures, unsolicited bulk emails that overload our system and other computer system failures. In particular, we have experienced outages and delays in email delivery and access to our email service related to disk failures, the implementation of changes to our computer system and insufficient storage capacity. These failures have resulted and may continue to result in significant disruptions to our service. Although we plan to install backup computers and implement procedures to reduce the impact of future malfunctions in these systems, the presence of these and other single points of failure in our network increases the risk of service interruptions. Some aspects of our computer systems are not redundant. These include our member database system and our email storage system, which stores emails and other data for our members. In addition, substantially all of our computer and communications systems relating to our email services are currently located in our primary data centers in Manhattan, Edison, New Jersey and Dayton, Ohio. We currently do not have alternate sites from which we could conduct operations in the event of a disaster. Our computer and communications hardware is vulnerable to damage or interruption from fire, flood, earthquake, power loss, telecommunications failure and similar events. Our services would be suspended for a significant period of time if any of our primary data centers was severely damaged or destroyed. We might also lose stored emails and other member files, causing significant member dissatisfaction and possibly giving rise to claims for monetary damages.

OUR SERVICES WILL BECOME LESS DESIRABLE OR OBSOLETE IF WE ARE UNABLE TO KEEP UP WITH THE RAPID CHANGES CHARACTERISTIC OF OUR BUSINESS.

    Our success will depend on our ability to enhance our existing services and to introduce new services in order to adapt to rapidly changing technologies, industry standards and customer demands. To compete successfully, we will have to accurately anticipate changes in consumer and business demand and add new features to our services very rapidly. We also have to regularly upgrade our software to ensure that it remains compatible with the wide and changing variety of Web browsers and other software used by our members and business customers. For example, our system currently cannot properly receive files sent using some third party email programs. We may not be able to integrate the necessary technology into our computer systems on a timely basis or without degrading the performance of our existing services. We cannot be sure that, once integrated, new technology will function as expected. Delays in introducing effective new services could cause existing and potential members to forego use of our services and to use instead those of our competitors.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO PROVIDE ADEQUATE SECURITY FOR OUR SERVICE, OR IF OUR SERVICE IS IMPAIRED BY SECURITY MEASURES IMPOSED BY THIRD PARTIES.

    Security is a critical issue for any online service, and presents a number of challenges for us.

    If we are unable to maintain the security of our service, our reputation and our ability to attract and retain members and business customers may suffer, and we may be exposed to liability. Third parties may attempt to breach our security or that of our members or any business customers whose networks we may maintain or for whom we provide services. If they are successful, they could obtain our members' confidential information, including our members' profiles, passwords, financial account information, credit card numbers, stored email or other personal information, or obtain information that is sensitive or confidential to a business customer or otherwise disrupt a business customer's operations. Our members or any business customers may assert claims for money damages for any breach in our security and any breach could harm our reputation.

    Our computers are vulnerable to computer viruses, physical or electronic break-ins and similar incursions, which could lead to interruptions, delays or loss of data. We expect to expend significant capital and other resources to license or create encryption and other technologies to protect against security breaches or to alleviate problems caused by any breach. Nevertheless, these measures may prove ineffective. Our failure to prevent security breaches may expose us to liability and may adversely affect our ability to attract and retain members and develop our business market.

    Security measures taken by others may interfere with the efficient operation of our service, which may harm our reputation, adversely impact our ability to attract and retain members and impede the delivery of advertisements from which we generate revenues. "Firewalls" and similar network security software employed by many ISPs, employers and schools can interfere with the operation of our Webmail service, including denying our members access to their email accounts. Similarly, in their efforts to filter out unsolicited bulk emails, Web sites, ISPs and other organizations may block email from all or some of our members.

OUR DEPENDENCE ON LICENSED TECHNOLOGY EXPOSES US TO THE RISK THAT WE MAY NOT BE ABLE TO INTEGRATE OUR TECHNOLOGY, WHICH MAY RESULT IN LESS DEVELOPMENT OF OUR OWN TECHNOLOGY AND MAY INCREASE OUR COSTS.

    We license a significant amount of technology from third parties, including technology related to our Web servers, email monitoring services, billing processes, database and Internet fax services. We anticipate that we will need to license additional technology to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. Third-party licenses expose us to increased risks, including risks relating to the integration of new technology, the diversion of resources from the development of our own proprietary technology, a greater need to generate revenues sufficient to offset associated license costs, and the possible termination of or failure to renew an important license by the third-party licensor.

IF THE INTERNET AND OTHER THIRD-PARTY NETWORKS ON WHICH WE DEPEND TO DELIVER OUR SERVICES BECOME INEFFECTIVE AS A MEANS OF TRANSMITTING DATA, THE BENEFITS OF OUR SERVICE MAY BE SEVERELY UNDERMINED.

    Our business depends on the effectiveness of the Internet as a means of transmitting data. The recent growth in the use of the Internet has caused frequent interruptions and delays in accessing and transmitting data over the Internet. Any deterioration in the performance of the Internet as a whole could undermine the benefits of our services. Therefore, our success depends on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion. We also depend on telecommunications network suppliers such as MFS, BBN Planet and UUNET to transmit and receive email messages on behalf of our members and our business customers. We are also affected by service outages at our partners' Web sites. If service at a partner's site is unavailable for a period of time, we will be unable to sign up new members and generate page views and revenue at that site during the outage.

IF THE THIRD PARTY THAT WE DEPEND ON FOR THE ACTUAL DELIVERY OF THE ADVERTISEMENTS WE SELL EXPERIENCES TECHNICAL DIFFICULTIES OR OTHERWISE FAILS TO PERFORM, OUR REVENUES FROM ADVERTISING MAY BE ADVERSELY AFFECTED.

    We contract with DoubleClick, Inc. to deliver the advertisements that we sell and that appear on our Web pages and on the Web pages of our partners. If DoubleClick experiences technical difficulties or otherwise fails to perform, our revenues from advertising may be adversely affected. Furthermore, DoubleClick may not have the same priorities for technology development as we do and this may limit our ability to improve our delivery of advertising for our specific needs.

GERALD GORMAN CONTROLS MAIL.COM AND WILL BE ABLE TO PREVENT A CHANGE OF CONTROL.

    Gerald Gorman, our Chairman and Chief Executive Officer, beneficially owned as of June 30, 2000 Class A and Class B common stock representing approximately 68.5% of the voting power of our outstanding common stock. Each share of Class B common stock entitles the holder to 10 votes on any matter submitted to the stockholders. As a result of his share ownership, Mr. Gorman will be able to determine the outcome of all matters requiring stockholder approval, including the election of directors, amendment of our charter and approval of significant corporate transactions. Mr. Gorman will be in a position to prevent a change in control of Mail.com even if the other stockholders were in favor of the transaction.

    Mail.com and Mr. Gorman have agreed to permit our stockholders who formerly held our preferred stock to designate a total of three members of our board of directors.

    Our charter contains provisions that could deter or make more expensive a takeover of Mail.com. These provisions include the ability to issue "blank check" preferred stock without stockholder approval.

OUR GOAL OF BUILDING BRAND IDENTITY IS LIKELY TO BE DIFFICULT AND EXPENSIVE.

    We believe that a quality brand identity will be essential if we are to increase membership, traffic on our sites and revenues, and to develop our business services market. We do not have experience with some of the types of marketing that we are currently using. If our marketing efforts cost more than anticipated or if we cannot increase our brand awareness, our losses will increase and our ability to succeed will be seriously impeded.

OUR EXPANSION INTO INTERNATIONAL MARKETS IS SUBJECT TO SIGNIFICANT RISKS AND OUR LOSSES MAY INCREASE AND OUR OPERATING RESULTS MAY SUFFER IF OUR REVENUES FROM INTERNATIONAL OPERATIONS DO NOT EXCEED THE COSTS OF THOSE OPERATIONS.

We intend to continue to expand into international markets and to expend significant financial and managerial resources to do so. We have limited experience in international operations and may not be able to compete effectively in international markets. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our losses will increase and our operating results will suffer. We face significant risks inherent in conducting business internationally, such as:

    - uncertain demand in foreign markets for Webmail advertising, direct marketing and e-commerce;

    - difficulties and costs of staffing and managing international operations;

    -   differing technology standards;

    - difficulties in collecting accounts receivable and longer collection periods;

    - economic instability and fluctuations in currency exchange rates and imposition of currency exchange controls;

    -   potentially adverse tax consequences;

    - regulatory limitations on the activities in which we can engage and foreign ownership limitations on our ability to hold an interest in entities through which we wish to conduct business; and

    - political instability, unexpected changes in regulatory requirements, and reduced protection for intellectual property rights in some countries.

REGULATION OF EMAIL AND INTERNET USE IS EVOLVING AND MAY ADVERSELY IMPACT OUR BUSINESS.

    There are currently few laws or regulations that specifically regulate activity on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 restricts the types of information and content transmitted over the Internet. Several telecommunications companies have petitioned the FCC to regulate ISPs and online service providers in a manner similar to long distance telephone carriers and to impose access fees on these companies. This could increase the cost of transmitting data over the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

    Moreover, the extent to which existing laws relating to issues such as property ownership, pornography, libel and personal privacy are applicable to the Internet is uncertain. We could face liability for defamation, copyright, patent or trademark infringement and other claims based on the content of the email transmitted over our system. We do not and cannot screen all the content generated and received by our members. Some foreign governments, such as Germany, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. We may be subject to legal proceedings and damage claims if we are found to have violated laws relating to email content.

    We are subject to regulation by various state public service and public utility commissions and by various international regulatory authorities with respect to our fax services. We are licensed by the FCC as an authorized telecommunications company and are classified as a "non-dominant interexchange carrier." Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges or practices of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulatory requirements on us and to change its regulatory classification. There can be no assurance that the FCC will not change its regulatory classification or otherwise subject us to more burdensome regulatory requirements.

    On August 7, 1997, the FCC issued new rules which may significantly reduce the cost of international calls originating in the United States. Such rules are scheduled to be phased in over a five-year period starting on January 1, 1998. To the extent that these new regulations are implemented and result in reductions in the cost of international calls originating in the United States, we will face increased competition for our international fax services which may have a material adverse effect on our business, financial condition or results of operations.

    In connection with the deployment of Internet-capable nodes in countries throughout the world, we are required to satisfy a variety of foreign regulatory requirements. We intend to explore and seek to comply with these requirements on a country-by-country basis as the deployment of Internet-capable facsimile nodes continues. There can be no assurance that we will be able to satisfy the regulatory requirements in each of the countries currently targeted for node deployment, and the failure to satisfy such requirements may prevent us from installing Internet-capable facsimile nodes in such countries. The failure to deploy a number of such nodes could have a material adverse effect on its business, operating results and financial condition.

    Our facsimile nodes and our faxLauncher service utilize encryption technology in connection with the routing of customer documents through the Internet. The export of such encryption technology is regulated by the United States government. We have authority for the export of such encryption technology other than to Cuba, Iran, Iraq, Libya, North Korea and Rwanda. Nevertheless, there can be no assurance that such authority will not be revoked or modified at any time for any particular jurisdiction or in general. In addition, there can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not limit our ability to distribute our services outside of the United States or electronically. While we take precautions against unlawful exportation of our software, the global nature of the Internet makes it virtually impossible to effectively control the distribution of our services. Moreover, future Federal or state legislation or regulation may further limit levels of encryption or authentication technology. Any such export restrictions, the unlawful exportation of our services, or new legislation or regulation could have a material adverse effect on our business, financial condition and results of operations.

    The legal structure and scope of operations of our subsidiaries in some foreign countries may be subject to restrictions which could result in severe limits to our ability to conduct business in these countries and this could have a material adverse effect on our financial position, results of operations and cash flows. We have formed WORLD.com, Inc. for the purpose of developing our portfolio of domain names, including Asia.com and India.com. In connection with the formation of Asia.com, Inc., we acquired eLong.com, Inc. which operates through its wholly-owned subsidiary the Web site www.elong.com in the Peoples Republic of China or the PRC. We have also announced that we intend to expand our Internet messaging business in international markets. To the extent that we develop and operate Web sites or offer Internet messaging services in foreign countries, we will be subject to the laws and regulations of these countries. The laws and regulations relating to the Internet in many countries are evolving and in many cases are unclear as to their application. For example, in India, the PRC and other countries we may be subject to licensing requirements with respect to the Internet activities in which we propose to engage and we may also be subject to foreign ownership limitations or other approval requirements that preclude our ownership interests or limit our ownership interests to up to 49% of the entities through which we propose to conduct any regulated activities. If these limitations apply to our activities, including our activities conducted through eLong.com, Inc. or other subsidiaries, our opportunities to generate revenue will be reduced, our ability to compete successfully in these markets will be adversely affected, our ability to raise capital in the private and public markets may be adversely affected and the value of our investments and acquisitions in these markets may decline. Moreover, to the extent we are limited in our ability to engage in certain activities or are required to contract for these services from a licensed or authorized third party, our costs of providing our services will increase and our ability to generate profits may be adversely affected.

OUR INTELLECTUAL PROPERTY RIGHTS ARE CRITICAL TO OUR SUCCESS, BUT MAY BE DIFFICULT TO PROTECT.

    We regard our copyrights, service marks, trademarks, trade secrets, domain names and similar intellectual property as critical to our success. We rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, members, strategic partners and others to protect our proprietary rights. Despite our precautions, unauthorized third parties may improperly obtain and use information that we regard as proprietary. Third parties may submit false registration data attempting to transfer key domain names to their control. Our failure to pay annual registration fees for key domain names may result in the loss of these domains to third parties. Third parties have challenged our rights to use some of our domain names, and we expect that they will continue to do so.

    The status of United States patent protection for software products is not well defined and will evolve as additional patents are granted. We do not know if our current or future patent applications will be issued with the scope of the claims we seek, if at all. Current United States law does not adequately protect our database of member contact and demographic information. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop similar technology.

    Third parties may infringe or misappropriate our copyrights, trademarks and similar proprietary rights. In addition, other parties have asserted and may in the future assert infringement claims against us. We cannot be certain that our services do not infringe issued patents. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed which relate to our services.

    We have been and may continue to be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims related to the use of our domain names and claims of alleged infringement of the trademarks and other intellectual property rights of third parties. Third parties have challenged our rights to register and use some of our domain names based on trademark principles and on the recently enacted Anticybersquatting Consumer Protection Act. As domain names become more valuable to businesses and other persons, we expect that third parties will continue to challenge some of our domain names and that the number of these challenges may increase. In addition, the existing or future laws of some countries, in particular countries in Europe, may limit or prohibit our ability to use in those countries or elsewhere some of our geographic names that contain the names of a city in those countries or the name of those countries. Intellectual property litigation is expensive and time-consuming and could divert management's attention away from running our business.

THE SUCCESS OF OUR GLOBAL OPERATIONS IS SUBJECT TO SPECIAL RISKS AND COSTS.

    We have begun, and intend to continue, to expand our operations outside of the United States. This international expansion will require significant management attention and financial resources. We face substantial risks in doing business globally, including unexpected changes in regulatory requirements, export restrictions, difficulties in staffing and managing foreign operations, difficulties in protecting intellectual property rights, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates and exchange rate controls, difficulties in enforcing contracts and potentially adverse consequences. In addition, as described elsewhere in this prospectus, governments in foreign jurisdictions may regulate the Internet or other online services in such areas as content, privacy, network security, encryption or distribution, which may also affect our ability to conduct business internationally.

THE LIMITED INSTALLED PERSONAL COMPUTER BASE AND HIGH COST OF ACCESSING THE INTERNET IN CHINA AND INDIA LIMITS THE POOL OF POTENTIAL CUSTOMERS FOR ASIA.COM AND INDIA.COM.

    The market penetration rates of personal computers and on-line access in China and India are far lower than such rates in the United States. Alternate methods of obtaining access to the Internet, such as through cable television modems or set-top boxes for televisions, are currently unavailable in India and China. There can be no assurance that the number or penetration rate of personal computers in China and India will increase rapidly or at all or that alternate means of accessing the Internet will develop and become widely available in China and India.

    Our growth is limited by the cost to Chinese and Indian consumers of obtaining the hardware, software and communications links necessary to connect to the Internet in China and India. If the costs required to access the Internet do not significantly decrease, most of China's and India's population will not be able to afford to use our services. The failure of a significant number of additional Chinese and Indian consumers to obtain affordable access to the Internet would make it very difficult to execute our business plan.

    We believe that wireless access to the Internet through a variety of hand-held and other devices such as mobile phones will become increasingly important in Asia. Accordingly, our Asia.com subsidiary has made wireless Internet services for businesses an important part of its business focus. We cannot assure you that wireless access to the Internet will in fact develop and reach wide use and acceptance in Asia as we expect.

WE ARE RELYING ON ELECTRONIC COMMERCE AS A SIGNIFICANT PART OF OUR FUTURE REVENUE, BUT THE INTERNET HAS NOT YET BEEN PROVEN AS AN EFFECTIVE COMMERCE MEDIUM IN CHINA AND INDIA.

    Our revenue growth depends in part on the increasing acceptance and use of electronic commerce in China and India. The Internet may not become a viable commercial marketplace in Asia for various reasons, many of which are beyond our control, including:

    -   inexperience with the Internet as a sales and distribution channel;

    - inadequate development of the necessary infrastructure to facilitate electronic commerce;

    - concerns about security, reliability, cost, ease of deployment, administration and quality of service associated with conducting business over the Internet; and

    - inexperience with credit card usage or with other means of electronic payment.

UNDERDEVELOPED TELECOMMUNICATIONS INFRASTRUCTURE HAS LIMITED AND MAY CONTINUE TO LIMIT THE GROWTH OF THE INTERNET MARKET IN CHINA AND INDIA.

    The telecommunications infrastructure in China and India is not well developed. The underdeveloped Internet infrastructure in China and India has limited the growth of Internet usage there. If the necessary Internet infrastructure is not developed, or is not developed on a timely basis, future growth of the Internet in China and India will be limited and our business could be harmed.

OUR ASIA.COM BUSINESS MAY BE ADVERSELY AFFECTED BY CHINESE GOVERNMENT REGULATION OF INTERNET COMPANIES.

    China has recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding the legality of foreign investment in the Chinese Internet sector, the existence and enforcement of content restrictions on the Internet and the availability of securities offerings by companies operating in the Chinese Internet sector. There are substantial uncertainties regarding the proper interpretation of current and future Chinese Internet laws and regulations.

    Issues, risks and uncertainties relating to Chinese government regulation of the Chinese Internet sector include the following:

    A prohibition of foreign investment in businesses providing value-added telecommunication services, including computer information services or electronic mail box services, may be applied to Internet businesses such as ours. Some officials of the Chinese Ministry of Information and Industry, or MII, have taken the position that foreign investment in the Internet sector is prohibited.

    The MII has also stated recently that it intends to adopt new laws or regulations governing foreign investment in the Chinese Internet sector in the near future. If these new laws or regulations forbid foreign investment in the Internet sector, our business in China will be severely impaired.

    Under the agreement reached in November 1999 between China and the United States concerning the United States' support of China's entry into the World Trade Organization, or WTO, foreign investment in Chinese Internet services will be liberalized to allow for 30% foreign ownership in key telecommunication services, including Chinese Internet ventures, for the first year after China's entry into the WTO (subject to certain geographic limitations), 49% in the second year (with expanded geographic coverage) and 50% thereafter (with no geographic limitations). The implementation of this agreement is subject to approval by the U.S. Congress, China's completion of bilateral negotiations with other WTO members, the multilateral negotiation of China's accession protocol with the WTO and the completion of China's own domestic procedures for accession. Within the United States, China's WTO accession faces opposition from trade unions, environmentalists and human rights organization.

    The MII has also stated recently that the activities of Internet content providers are also subject to regulation by various Chinese government authorities, depending on the specific activities conducted by the Internet content provider. Various government authorities have stated publicly that they are in the process of preparing new laws and regulations that will govern these activities. The areas of regulation may include online advertising and online news reporting. In addition, the new laws and regulations may require various Chinese government approvals for securities offerings by companies engaged in the Internet sector in China.

    The interpretation and application of existing Chinese laws and regulations, the stated positions of the MII and the possible new laws or regulations have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Chinese Internet businesses, including our Asia.com business.

    Accordingly, it is possible that the relevant Chinese authorities could, at any time, assert that any portion or all of Asia.com's existing or future ownership structure and businesses violates Chinese laws and regulations. It is also possible that the new laws or regulations governing the Chinese Internet sector that may be adopted in the future will prohibit or restrict foreign investment in, or other aspects of, any of Asia.com's current or proposed businesses and operations. In addition, these new laws and regulations may be retroactively applied to Asia.com.

    If Asia.com is found to be in violation of any existing or future Chinese laws or regulations, the relevant Chinese authorities would have broad discretion in dealing with such a violation, including, without limitation, the following:

    -   levying fines;

    -   revoking our business license;

    -   requiring us to restructure our ownership structure or operations; and

    -   requiring us to discontinue any portion or all of our Internet business.

EVEN IF ASIA.COM COMPLIES WITH CHINESE GOVERNMENTAL REGULATIONS, THE CHINESE GOVERNMENT MAY PREVENT US FROM DISTRIBUTING, AND WE MAY BE SUBJECT TO LIABILITY FOR, CONTENT THAT IT BELIEVES IS INAPPROPRIATE.

    China has enacted regulations governing Internet access and the distribution of news and other information. Even if we comply with Chinese governmental regulations relating to licensing and foreign investment prohibitions, if the Chinese government takes any action to limit or prohibit the distribution of information through our network or to limit or regulate any current or future content or services available to users on our network, our Asia.com business would be harmed.

SOME OF OUR OPERATIONS ARE BASED IN INDIA, WHICH PRESENTS SPECIAL REGULATORY AND OTHER RISKS TO OUR BUSINESS.

    India has also recently begun to regulate its Internet sector by making pronouncements or enacting regulations regarding various Internet activities in India and the legality of foreign investment in the Indian Internet sector. There are substantial uncertainties regarding the proper interpretation of current and future Indian Internet laws and regulations. Issues, risks and uncertainties relating to Indian government regulation of the Indian Internet sector include risks similar to those in China, in particular with respect to limitations on foreign investment.

    Political instability related to the formation of a new government in India could halt or delay the liberalization of the Indian economy and adversely affect business and economic conditions in India generally and our business in particular. During the past decade, the government of India has pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy has remained significant. The government of India recently changed for the fifth time since 1996. A significant change in India's economic liberalization and deregulation policies could adversely affect business and economic conditions in India generally and our India.com business in particular.

A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK MAY COME ONTO THE MARKET IN THE FUTURE, WHICH COULD DEPRESS OUR STOCK PRICE.

        Sales of a substantial number of shares of our common stock in the public market could cause the market price of our Class A common stock to decline. As of June 30, 2000, we had an aggregate of 59,161,555 shares of Class A and Class B common stock and 14,361,356 options and 1,251,233 warrants to purchase an aggregate of 15,612,589 shares of Class A common stock outstanding. As of such date, approximately 50,746,846 shares of Class A common stock and Class B common stock were freely tradable, in some cases subject to the volume and manner of sale limitations contained in Rule 144. As of such date, approximately 8,414,709 shares of Class A common stock will become available for sale at various later dates upon the expiration of one-year holding periods or upon the expiration of any other applicable restrictions on resale. We are likely to issue large amounts of additional Class A common stock, which may also be sold and which could adversely affect the price of our stock.

    As of June 30, 2000 the holders of up to 21,211,911 shares of Class A common stock, had the right, subject to various conditions, to require us to file registration statements covering their shares, or to include their shares in registration statements that we may file for ourselves or for other stockholders, including the shelf registration statement we are required to file with respect to our convertible notes. By exercising their registration rights and selling a large number of shares, these holders could cause the price of the Class A common stock to fall. An undetermined number of these shares have been sold publicly pursuant to Rule 144.

OUR STOCK PRICE HAS BEEN VOLATILE AND WE EXPECT THAT IT WILL CONTINUE TO BE VOLATILE.

    Our stock price has been volatile since our initial public offering and we expect that it will continue to be volatile. As discussed above, our financial results are difficult to predict and could fluctuate significantly. In addition, the market prices of securities of Internet-related companies have been highly volatile. A stock's price is often influenced by rapidly changing perceptions about the future of the Internet or the results of other Internet or technology companies, rather than specific developments relating to the issuer of that particular stock. As a result of volatility in our stock price, a securities class action may be brought against us. Class-action litigation could result in substantial costs and divert our management's attention and resources.


                                 USE OF PROCEEDS

    We will use the net proceeds from the sale of securities that we may offer under this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include development of our domain name properties, potential acquisitions, investments, international expansion, expansion of sales and marketing activities, hiring of additional personnel, capital expenditures, repayment of debt and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.


                                 DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business.

                       RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our deficiency of earnings to fixed charges for each of the periods indicated.



                                  Year ended December 31,             Six Months       Six Months
                          ----------------------------------------      Ended             Ended
                            1996      1997       1998      1999     June 30, 1999     June 30, 2000
                          --------  ---------  --------  --------  ---------------
Ratio of Loss to Fixed    $-        $-         $-        $-        $-                $-
Charges(1)(2)...........

--------------

(1) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense and amortization of financing costs, the estimated interest component of rental expense on operating leases and preferred stock dividends. As a result of the loss incurred for all periods presented, the ratio coverage was less than 1:1 as Mail.com was unable to cover the indicated fixed charges. Mail.com would have had to generate additional earnings of $0.5 million, $3.0 million, $12.5 million and $61.6 million for the years ended December 31, 1996, 1997, 1998 and 1999 and $14.4 million and $90.4 million for the six months ended June 30, 1999 and 2000, respectively to achieve a ratio coverage of 1:1.
(2) We do not have any preferred stock outstanding and consequently the ratio of combined fixed charges and preference dividends to earnings is identical to the ratio of earnings to fixed charges at the date of this prospectus.


                        GENERAL DESCRIPTION OF SECURITIES

    We may offer shares of Class A common stock, shares of preferred stock, depositary shares, debt securities, warrants, stock purchase units, stock purchase contracts, or any combination of the foregoing, either individually or in units consisting of one or more securities. We may offer up to $75,000,000 of securities under this prospectus.


                           DESCRIPTION OF COMMON STOCK

    The following descriptions of our common stock and the relevant provisions of our amended and restated certificate of incorporation, as amended, and bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation, as amended, and our bylaws.

    We are authorized to issue up to 150,000,000 shares of Class A common stock, par value $.01 per share, 10,000,000 shares of Class B common stock, par value $.01 per share, and 60,000,000 shares of preferred stock, par value $.01 per share.

    As of June 30, 2000, we had 49,161,555 shares of Class A common stock outstanding held of record by approximately 372 stockholders and 10,000,000 shares of Class B common stock outstanding held entirely by Gerald Gorman, our Chairman and Chief Executive Officer.

    All of the issued and outstanding shares of our Class A common stock are fully paid and nonassessable. Except as described below, the issued and outstanding shares of our Class A common stock and Class B common stock generally have identical rights. In addition, under our amended and restated certificate of incorporation, as amended, holders of Class A common stock have no preemptive or other subscription rights to purchase shares of our stock, nor are they entitled to the benefits of any redemption or sinking fund provisions..

    VOTING RIGHTS

    The holders of our Class A common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. The holder of our Class B common stock is entitled to ten votes per share on all matters to be voted on by stockholders generally, including the election of directors. In addition to any class vote that may be required under law or our amended and restated certificate of incorporation, as amended, all classes of capital stock entitled to vote generally on any matter vote together as a single class. There are no cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors standing for election. Please see "Risk Factors - Gerald Gorman controls Mail.com and will be able to prevent a change of control."

    LIQUIDATION PREFERENCES

    If we are liquidated, dissolved or wound up, the holders of our Class A common stock and Class B common stock will be entitled to receive distributions only after satisfaction of all liabilities and the prior rights of any outstanding class of preferred stock. If we are liquidated, dissolved or wound up, our assets legally available after satisfaction of all of our liabilities shall be distributed to the holders of our Class A common stock and Class B common stock pro rata based on the respective numbers of shares of Class A common stock held by these holders or issuable to them upon conversion of Class B common stock.

    CONVERSION RIGHTS/MANDATORY CONVERSION

    Holders of our Class A common stock have no conversion rights. Holders of our Class B common stock may convert each share into one share of Class A common stock. In addition, the holder of Class B common stock has contractually agreed with the former holders of Class C preferred stock and Class E preferred stock and some former holders of Class A preferred stock that he will not transfer his shares of Class B common stock in the form of Class B common stock unless such holders have had the opportunity within specified time periods to dispose of their shares of Class A common stock issuable upon conversion of their preferred stock at specified prices. As a result, until this condition has been satisfied or the former holders of a majority in interest of each class of preferred stock otherwise consent in writing, the holder of Class B common stock must convert shares of Class B common stock into shares of Class A common stock prior to transfer.

    DIVIDENDS

    The holders of both classes of our common stock are entitled to receive equal non-cumulative dividends when and as declared from time to time by the board of directors, subject to any preferential dividend rights of any outstanding preferred stock.

    TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our Class A common stock is American Stock Transfer and Trust Company.

                                 PREFERRED STOCK

    Under our amended and restated certificate of incorporation, as amended, the board of directors is authorized, without further stockholder approval, to issue up to 60,000,000 shares of preferred stock in one or more classes or series. The board also has the authority to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such class or series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. Preferred stock could thus be issued quickly with terms that could delay or prevent a change of control of Mail.com or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of our Class A common stock and may adversely affect the voting and other rights of the holders of our Class A common stock. Currently, we do not have any preferred stock outstanding.

    Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

    -   the designation of the title of the series;

    -   voting rights;

    - special or relative rights in the event of liquidation, dissolution, distribution or winding up of Mail.com;

    - whether the preferred stock will be convertible into our Class A common stock or any other of our securities or exchangeable for securities of any other person;

    -   redemption provisions, if any;

    -   sinking fund provisions, if any;

    -   dividend rates; and

    - any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

    The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

    RANKING

    Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

    VOTING RIGHTS

    The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.



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

    LIQUIDATION PREFERENCE

    Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

    - distributions upon liquidation in the amount provided in the prospectus supplement of that series of preferred stock; plus

    -   any accrued and unpaid dividends.

    These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

    After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock will not be entitled to any further participation in any distribution of our assets.

    CONVERSION AND EXCHANGE

    The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our Class A common stock or exchangeable for securities of a third party.

    REDEMPTION

    We will specify in the prospectus supplement relating to each new series of preferred stock:

    - whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

    - whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

    -   the redemption prices.

    DIVIDENDS

    Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

    -   the dividend rates;

    -   whether the rates will be fixed or variable or both;

    -   the dates of distribution of the cash dividends; and

    - whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

    TRANSFER AGENT AND REGISTRAR

    We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.


                           OTHER CAPITAL STOCK MATTERS

REGISTRATION RIGHTS

    PREFERRED STOCKHOLDERS

    The stockholders who formerly held shares of our Class A preferred stock, other than Lycos, and the stockholders who formerly held shares of our Class C and Class E preferred stock are entitled to various registration rights with respect to their shares of Class A common stock issued upon conversion of each class of preferred stock.

    - Demand registration rights. The holders of a majority of our shares issued upon conversion of our Class A preferred stock and the holders of a majority of the shares issued upon conversion of our Class C preferred stock, voting as separate classes, have the right to demand that we register their shares of Class A common stock under the Securities Act. The stockholders who formerly held shares of our Class A preferred stock may exercise their demand registration rights up to three times, and the stockholders who formerly held shares of our Class C preferred stock may exercise their demand registration right once. In addition, the holders of 20% or more of the shares issued upon conversion of our Class E preferred stock may demand that we register their shares of Class A common stock under the Securities Act. If 30% or more of the shares registered in any Class C or Class E demand registration are shares requested to be registered by Lycos, then the former holders of each of our Class C and Class E preferred stock have the right to a second demand registration.

    - Piggyback registration rights. The stockholders who formerly held shares of our Class A, Class C and Class E preferred stock can request to have their shares registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering. The number of times such rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

    - S-3 demand registration rights. The holders of at least a majority of the shares issued upon conversion of each of our Class A preferred stock and Class C preferred stock have the right to have their shares of Class A common stock registered under the Securities Act on Form S-3. The holders of at least 25% of the shares issued upon conversion of our Class E preferred stock also have the right to demand a Form S-3. The number of times these Form S-3 registration rights may be exercised is unlimited, but we are required to file only one Form S-3 in any twelve-month period.

In the case of the stockholders who formerly held shares of our Class A preferred stock, their registration rights will terminate on June 23, 2004, five years from the closing of our initial public offering. In the case of the stockholders who formerly held shares of our Class C and Class E preferred stock, their registration rights will terminate on December 23, 2001, 30 months from the closing of our initial public offering.

    LYCOS

    Lycos has the right to have its shares of our Class A common stock registered any time we file a registration statement for any of our securities for our own account or the account of any of our directors, officers or 5% stockholders. The number of times Lycos may exercise its right is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

    CNET AND NBC MULTIMEDIA

    We granted registration rights to CNET and NBC Multimedia with respect to the shares of our Class A common stock issued upon exercise of their warrants. The holder or holders of a majority of the shares of Class A common stock issued upon exercise of their warrants may require us to effect one registration under the Securities Act. If 30% or more of the shares to be registered in that demand registration are shares requested to be registered by Lycos, then the holders have the right to a second demand registration.

    The holder or holders of a majority of shares of our Class A common stock issued upon exercise of the CNET and NBC Multimedia warrants have the right to have their shares of Class A common stock registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering.

    The holder or holders of a majority of shares of our Class A common stock issued upon exercise of the CNET and NBC Multimedia warrants have the right to have their shares of Class A common stock registered on Form S-3. The number of times this registration right may be exercised is unlimited, but we are required to file only one Form S-3 in any twelve-month period.

    These registration rights will terminate 30 months from the closing of our initial public offering, which occurred on June 23, 1999.

    3CUBE, INC.

    In connection with our investments in 3Cube, Inc. we granted 3Cube registration rights. We agreed to register on Form S-3 the shares of our Class A common stock that we issued in June 2000. 3Cube has the right to have its other shares of our Class A common stock registered under the Securities Act any time we file a registration statement to register any of our securities for our own account or for the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that any underwriters may impose.

    BANTU, INC.

    In connection with our investment in Bantu, Inc., we agreed to register on Form S-3 the shares of our Class A common stock issued or issuable to Bantu, Inc.

    BULLETN.NET, INC.

    In connection with our investment in BulletN.net, Inc., we agreed to register on Form S-3 the shares of our Class A common stock issued to BulletN.net, Inc.

    EDD HELMS GROUP, INC.

    In connection with our acquisition of a telephone number, we granted registration rights to Edd Helms, Group, Inc. We are required to register on Form S-3 all of the shares of our Class A common stock issued to Edd Helms Group.

    MADISON AVENUE TECHNOLOGY GROUP, INC.

    In connection with our investment in Madison Avenue Technology Group, Inc. we agreed to register on Form S-3 the shares of our Class A common stock issued to Madison Avenue Technology Group, Inc.

    SAPIENT CORPORATION

    In connection with our Web site development contract with Sapient Corporation, we agreed to register on Form S-3 the shares of our Class A common stock issuable to Sapient upon conversion of a Convertible Promissory Note issuable to Sapient.

    STD, INC.

    In connection with our investment in STD, Inc. (doing business as Software Tool and Die), we granted registration rights to STD. Holders of a majority of the shares of our Class A common stock issued to STD have the right to require us to have their shares registered on Form S-3. STD has the right to have its shares of our Class A common stock registered under the Securities Act any time we file a registration statement to register any of our shares of capital stock for our account or the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any one time is subject to limitations that the underwriters may impose.

    ELONG.COM, INC.

    In connection with our acquisition of eLong.com, Inc., we granted registration rights to former stockholders of eLong. The holders of a majority of the shares of our Class A common stock issued in connection with this acquisition have a one-time right to have their shares registered on Form S-3 on or after January 1, 2001.

    HUELINK CORPORATION LIMITED

    In connection with our acquisition of Huelink Corporation Limited, we granted registration rights to Aligned Investments Limited, the former principal shareholder of Huelink. Holders of a majority of the subject shares have a one-time right to have their shares registered on Form S-3. Prior to the effectiveness of such registration statement, Aligned has the right to have the subject shares registered under the Securities Act any time we file a registration statement to register any of our shares of capital stock for our account or the account of any of our stockholders in connection with an underwritten public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any time is subject to limitations that the underwriters may impose.

    NETMOVES WARRANTS

    In connection with our acquisition of NetMoves, we assumed registration rights obligations with respect to shares underlying certain outstanding warrants of NetMoves that we assumed. Under a warrant held by The Tail Wind Fund Ltd. representing the right to purchase 24,860 shares of our Class A common stock, we are obligated to register on Form S-3 the shares issuable upon exercise of the warrant. Tail Wind also has the right to have the shares underlying the warrant, and not included in an effective registration statement, registered under the Securities Act any time we file a registration statement to register any of our shares for our account or for any stockholders in connection with a public offering. The number of times these piggyback rights may be exercised is unlimited, but the number of shares that can be registered at any time is subject to limitations that the underwriters may impose.

    Under warrants held by Comdisco representing the right to purchase an aggregate of 17,540 shares of our Class A common stock, we are obligated to effect up to two registrations relating to the shares underlying such warrants. In addition, Comdisco has the right to have the shares underlying the warrants included any time we file a registration statement for our account or for the account of any stockholder in connection with a public offering. The number of times the piggyback rights may be exercised is unlimited, but the number of shares that may be included at any time is subject to limitations that the underwriters may impose.

    OTHER REGISTRATION RIGHTS

    In connection with our acquisition of a domain name, we granted registration rights to an individual. We are required to register on Form S-3 all of the shares of our Class A common stock issued to this individual.

OUTSTANDING WARRANTS

    Under an engagement letter dated March 2, 1998 between PaineWebber Incorporated and Mail.com and entered into in connection with the private placement of our Class C preferred stock, we issued to PaineWebber Incorporated warrants to purchase 143,484 shares of our Class A common stock and we issued to a former employee of PaineWebber Incorporated warrants to purchase 35,872 shares of our Class A common stock. These warrants are exercisable at an exercise price of $3.50 per share and expire July 31, 2003. The warrants are entitled to anti-dilution adjustment in the event of stock splits, stock dividends, stock distributions or combinations.

    Under our letter agreement with AT&T dated May 26, 1999, we issued warrants to purchase 1,000,000 shares of our Class A common stock at an exercise price of $11.00 per share. AT&T may exercise the warrants at any time on or before December 31, 2000. AT&T may not sell or otherwise transfer to a third party the warrants or the shares issuable upon exercise of the warrants until May 26, 2004. If AT&T does not exercise the warrants on or before December 31, 2000, the warrants will expire and be cancelled.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, AND BYLAWS

    We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Generally, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeovers or changes in control with respect to Mail.com and, accordingly, may discourage attempts to acquire Mail.com.

    In addition, provisions of the amended and restated certificate, as amended, and bylaws, which provisions are summarized in the following paragraphs, may be deemed to have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    BOARD OF DIRECTORS VACANCIES. Our bylaws authorize the board of directors to fill vacant directorships or increase the size of the board of directors. This may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies created by such removal with its own nominees.

    SPECIAL MEETINGS OF STOCKHOLDERS. Our bylaws provide that special meetings of stockholders of Mail.com may be called at any time by the Chairman of the board, the Vice Chairman of the board, if any, the President, if any, or the board of directors. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to the limitations imposed by The Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Mail.com by means of a proxy contest, tender offer, merger or otherwise.

    The General Corporation Law of the State of Delaware provides generally that, in addition to the approval of the board of directors, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation unless a corporation's certificate of incorporation requires a greater percentage.


                        DESCRIPTION OF DEPOSITARY SHARES

    The description below and in the related prospectus supplement is not complete. You should read the forms of deposit agreement and depositary receipts filed with the SEC in connection with the offering of each series of the preferred stock described below.

GENERAL

    We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock.

    The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the United States. The prospectus supplement will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock, to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights. Depositary receipts will be issued for depositary shares.

    The depositary may issue temporary depositary receipts substantially identical to, and entitling the holders to all the rights pertaining to, the definitive depositary receipts. Definitive depositary receipts will then be prepared thereafter and temporary depositary receipts may be exchanged for definitive depositary receipts at our expense.

    Upon surrender of depositary receipts and payment of the charges provided in the deposit agreement, the depositary will deliver the whole shares of preferred stock underlying the depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

    The depositary will distribute all cash dividends or other cash distributions on the preferred stock, rounded to the nearest cent, to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by them on the relevant record date. Fractions of one cent not so distributed will be added to the next sum received by the depositary for distribution to record holders of depositary shares.

    In the event of a non-cash distribution, the depositary will, if feasible, distribute property received by it to the record holders of depositary shares entitled to them. If the distribution is not feasible, the depositary may sell the property and distribute the net proceeds to such holders.

REDEMPTION OF DEPOSITARY SHARES

    If we redeem the preferred stock underlying the depositary shares, the depositary will redeem the depositary shares from the proceeds of the redemption of the preferred stock held by the depositary. The depositary will mail notice of redemption not less than 30 or more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the corresponding depositary shares as of the same redemption date. If less than all the depositary shares are to be redeemed, the depositary will select by lot or pro rata which depositary shares will be redeemed.

    After the redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary shares will cease, except the right to receive the money or other property to which the holders are entitled upon redemption and surrender of the depositary receipts for their depositary shares.

VOTING THE PREFERRED STOCK

    The depositary will mail to the holders of depositary shares the information contained in any notice of meeting at which the holders of preferred stock are entitled to vote. Each record holder of depositary shares on the record date for the preferred stock may instruct the depositary to exercise its voting rights with respect to the depositary shares. The depositary will attempt to vote the number of shares of preferred stock underlying such depositary shares in accordance with these instructions. We will agree to take any action required to enable the depositary to vote the depositary shares. The depositary will abstain from voting shares of preferred stock to the extent it does not receive instructions from the holders of depositary shares relating to that preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

    We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, neither of us can make any amendment that would materially and adversely alter the rights of the existing holders of depositary shares without approval by the record holders of at least a majority of the outstanding depositary shares. We or the depositary may terminate a deposit agreement only if (1) all outstanding depositary shares relating thereto have been redeemed or (2) there has been a final distribution to the holders of preferred stock in a liquidation, dissolution or winding up of Mail.com and to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

    We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges listed in the deposit agreement as holders' charges.

MISCELLANEOUS

    The depositary will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of the preferred stock.

    Neither the depositary nor Mail.com will be liable if the law or any circumstance beyond its control prevents it from performing its obligations under the deposit agreement. Mail.com and the depositary are required only to perform their duties in good faith. They will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless the holders of those securities provide them with satisfactory indemnity. They may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The depositary may resign at any time by delivering notice to us, and we may at any time remove the depositary. Any such resignation or removal will take effect when a successor depositary is established.


                         DESCRIPTION OF DEBT SECURITIES

    We also may offer any combination of senior debt securities or subordinated debt securities. Debt securities are unsecured general obligations of Mail.com. Senior debt securities rank above all subordinated indebtedness and equal to all other indebtedness outstanding on the date of the prospectus supplement. Subordinated debt securities rank in right of payment below all other indebtedness outstanding at or after the time issued, unless the other indebtedness provides that it is not senior to the subordinated debt.

    We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in the prospectus supplement. A copy of the form of each type of indenture has been or will be filed as an exhibit to the registration statement of which this prospectus is a part. A prospectus supplement will describe the particular terms of any debt securities we may offer.

    The following summaries of the debt securities and the indentures are not complete. We strongly urge you to read the indentures and the description of the debt securities included in the prospectus supplement.

GENERAL

    We may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Unless otherwise specified in the applicable prospectus supplement, senior debt securities will be unsecured and unsubordinated obligations of Mail.com and will rank equal with all our other unsecured and unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

    The indentures might not limit the amount of other debt that we may incur and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

    The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

    -   the title of the debt securities;

    - any limit on the aggregate principal amount of such debt securities or the series of which they are a part;

    - the person to whom any interest on a debt security of the series will be paid;

    -   the date or dates on which we must pay the principal;

    - the rate or rates at which the debt securities will bear interest, if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

    - the place or places where we must pay the principal and any premium or interest on the debt securities;

    - the terms and conditions on which we may redeem any debt security, if at all;

    - any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

    -   the denominations in which we may issue the debt securities;

    - the manner in which we will determine the amount of principal of or any premium or interest on the debt securities;

    - the currency in which we will pay the principal of and any premium or interest on the debt securities;

    - the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

    - the amount that will be deemed to be the principal amount for any purpose, including the principal amount that will be due and payable upon any maturity or that will be deemed to be outstanding as of any date;

    -   if applicable, that the debt securities are defeasible;

    - if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, shares of common stock or other securities or property;

    - whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

    - the subordination provisions that will apply to the subordinated debt securities;

    - any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of such debt securities due and payable; and

    -   any addition to or change in the covenants in the indentures.

    We may sell the debt securities at a substantial discount below their stated principal amount. We will describe certain special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An "original issue discount security" is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the applicable prospectus supplement.

CONVERSION AND EXCHANGE RIGHTS

    The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for common stock or other securities or property. The conversion or exchange may be mandatory or may be at your option. We will describe how the number of shares of common stock or other securities or property to be received upon conversion or exchange would be calculated.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

    Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. The indebtedness underlying the subordinated debt securities will be payable only if all payments due under senior indebtedness, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

    We may not make any payment on the subordinated debt securities if a default in the payment of the principal of, premium, if any, interest, rent or other obligations, including a default under any repurchase or redemption obligation, in respect of designated senior indebtedness occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if any other default occurs and continues with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default from us, a holder of such designated senior indebtedness or other person permitted to give such notice. We may not resume payments on the subordinated debt securities until the defaults are cured or certain periods pass.

    If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

    The term "designated senior indebtedness" means our obligations under any particular senior indebtedness in which the debt instrument expressly provides that the senior indebtedness will be designated senior indebtedness with respect to the subordinated debt securities.

    The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

FORM, EXCHANGE AND TRANSFER

    We will issue debt securities only in fully registered form, without coupons, and, unless otherwise specified in the prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

    Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place in which we will pay on debt securities.

    If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer of or exchange any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

GLOBAL SECURITIES

    The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of the debt securities. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

    No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee of the depositary unless (1) the depositary has notified us that it is unwilling or unable to continue as depositary or (2) an event of default occurs and continues with respect to the debt securities. The depositary will determine how all securities issued in exchange for a global security will be registered.

    As long as the depositary or its nominee is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

    Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

    The policies and procedures of the depositary may govern payments, transfers, exchanges and others matters relating to beneficial interests in a global security. We and the trustee assume no responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

    Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

    Unless otherwise stated in the prospectus supplement, we will pay principal and any premium or interest on the debt securities at the office of our designated paying agent, except we may pay interest by check mailed to the address of the person entitled to the payment. Unless we state otherwise in the prospectus supplement, the corporate trust office of the trustee will be the paying agent for the debt securities.

    Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

    The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. The holder thereafter may look only to us for payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    Under the terms of the indentures, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

    - the successor is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state, and assumes our obligations under the debt securities and the indentures;

    - immediately after the transaction, no event of default occurs and continues; and

    -   we meet certain other conditions.

EVENTS OF DEFAULT

Each of the following will constitute an event of default under each indenture:

    - failure to pay the principal of or any premium on any debt security when due;

    - failure to pay any interest on any debt security when due, continued for a specified number of days;

    -   failure to deposit any sinking fund payment when due;

    - failure to perform any other covenant in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

    -   certain events in bankruptcy, insolvency or reorganization of Mail.com;
        and

    -   any other event of default specified in the prospectus supplement.

    If an event of default, other than an event of default as a result of certain events of bankruptcy, insolvency or reorganization, occurs and continues, either the trustee or the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. If an event of default occurs as a result of certain events of bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series automatically will become immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

    Except for certain duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

    No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless (1) the holder has previously given the trustee written notice of a continuing event of default, (2) the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request, and the holders have offered reasonable indemnity to the trustee to institute the proceeding, and (3) the trustee has failed to institute the proceeding, and has not received a direction inconsistent with the request within a specified number of days.

    Each indenture will include a covenant requiring our officers to furnish to the trustee annually a statement as to whether, to their knowledge, we are in default under the indenture and, if so, specifying all such known defaults.

MODIFICATION AND WAIVER

    We and the trustee may amend the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the amendment. However, to the extent discussed in the prospectus supplement, without the consent of each holder, we may not make any amendment that would:

    - change the stated maturity of the principal of, or any installment of principal or interest on, any debt security;

    -   reduce the principal, premium or interest on any debt security;

    - reduce the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity;

    - change the place or currency of payment of principal, premium or interest on any debt security;

    -   impair the right to enforce any payment on any debt security;

    - in the case of subordinated debt securities, modify the subordination provisions in a manner materially adverse to their holders;

    - in the case of debt securities that are convertible or exchangeable into other securities of Mail.com, adversely affect the right of holders to convert or exchange any of the debt securities;

    - reduce the percentage in principal amount of outstanding securities of any series for which the holders' consent is required;

    - reduce the percentage in principal amount of outstanding securities of any series necessary for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults; or

    -   modify provisions with respect to modification and waiver.

    The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of that series, our compliance with certain restrictive provisions of the indentures. The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default (1) in the payment of principal, premium or interest on any debt security of that series or
(2) in respect of a covenant or provision of the indenture that cannot be amended without each holder's consent.

    Except in certain limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In certain limited circumstances, the trustee may set a record date for action by holders. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

DEFEASANCE AND COVENANT DEFEASANCE

    To the extent stated in the prospectus supplement, we may elect to apply the provisions relating to defeasance and discharge of indebtedness, or to defeasance of certain restrictive covenants in the indentures, to the debt securities of any series.

NOTICES

    We will mail notices to holders of debt securities at the addresses that appear in the security register.

TITLE

    We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.


                             DESCRIPTION OF WARRANTS

    We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase Class A common stock or preferred stock.

    Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

DEBT WARRANTS

    The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

    -   the title and aggregate number of the debt warrants;

    -   any offering price of the debt warrants;

    - the number of debt warrants and debt securities that will be separately transferable;

    - any date on and after which the debt warrants and debt securities will be separately transferable;

    - the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

    - the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants which may be exercised at any one time and the final date on which the debt warrants may be exercised;

    - the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

    -   the terms of any right to redeem or call the debt warrants;

    -   any book-entry procedure information;

    - any currency or currency units in which the offering price and the exercise price are payable; and

    - any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

EQUITY WARRANTS

    The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

    -   the title and aggregate number of the equity warrants;

    -   any offering price of the equity warrants;

    - the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

    - if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

    - if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

    - the number of shares of Class A common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

    - the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

    - if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

    - any currency or currency units in which the offering price and the exercise price are payable;

    -   any applicable anti-dilution provisions of the equity warrants;

    -   any applicable redemption or call provisions; and

    - any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.


      DESCRIPTION OF THE STOCK PURCHASE UNITS AND STOCK PURCHASE CONTRACTS

    The following summarizes the general terms of stock purchase units and stock purchase contracts we may issue. The particular terms of any stock purchase units or stock purchase contracts we offer will be described in the prospectus supplement. This description is subject to the stock purchase contracts, and any collateral arrangements and depositary arrangements, relating to the stock purchase contracts or stock purchase units.

    We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Class A common stock or preferred stock at a future date or dates. We may fix the consideration per share of Class A common stock or preferred stock at the time we issue the stock purchase contracts, or the consideration may be determined by referring to a specific formula stated in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, which secure the holders' obligations to purchase the Class A common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.


                              PLAN OF DISTRIBUTION

    We may sell our shares of Class A common stock, shares of preferred stock, depositary shares, debt securities, warrants, stock purchase units and stock purchase contracts in any of three ways:

    -   through underwriters;

    -   through agents; or

    - directly to a limited number of institutional purchasers or to a single purchaser.

    The prospectus supplement for the securities we sell will describe that offering, including:

    -   the name or names of any underwriters;

    -   the purchase price and the proceeds to us from that sale;

    - any underwriting discounts and other items constituting underwriters' compensation;

    - any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

    - whether the securities will trade on any securities exchanges or the Nasdaq National Market.

UNDERWRITERS

    If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise provided in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

    The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

    We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

AGENTS

    We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

DIRECT SALES

    We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

INDEMNIFICATION

    We may indemnify underwriters, dealers or agents who participate in the distribution of the securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.


                                  LEGAL MATTERS

    Certain legal matters with respect to the securities will be passed upon for us by Winthrop, Stimson, Putnam & Roberts, New York, New York, or other counsel named in the appropriate prospectus supplement.


                                     EXPERTS

    Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1999 have been audited by KPMG LLP, independent accountants, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Asia.com, Inc. (formerly eLong.com, Inc.) (a development stage enterprise) incorporated in this prospectus by reference to Mail.com's Amendment to Current Report on Form 8-K/A, dated May 26, 2000, have been audited by KPMG, independent public accountants, as indicated in their report with respect thereto and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. Our report dated May 24, 2000, contains an emphasis paragraph that states the group's operations are subject to extensive regulation and supervision by the People's Republic of China ("PRC") government. The laws and regulations pertaining to Internet content provider businesses in the PRC are evolving and may be subject to change.

    The financial statements of NetMoves Corporation (formerly FaxSav Incorporated) incorporated in this prospectus by reference to Mail.com's Amendment to Current Report on Form 8-K/A, dated April 24, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated costs and expenses, other than underwriting discounts, payable by the registrant in connection with the offering of the securities being registered.

Registration fee                                          $19,800
Accounting fees and expenses                                    *
Legal fees and expenses                                         *
Miscellaneous expenses                                          *
                                                         ---------

    Total:                                                   $  *

*   To be provided by amendment or as a exhibit to a filing with the SEC under
    Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of Delaware General Corporation Law empowers the company to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. The termination of any cause of action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendre or its equivalent, does not, of itself, create a presumption that such person did not act in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

    As permitted by Section 145 of the Delaware General Corporation Law, the registrant's amended and restated certificate of incorporation, as amended, provides that a director of the company will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any breach of the director's duty of loyalty to the company or its stockholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the Delaware General Corporation Law; or for any transaction from which the director derived an improper personal benefit.

    The bylaws of the company provide that the company shall indemnify directors, officers and employees for such liabilities in such manner, under such circumstances and to such extent as permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended and that the company shall advance all reasonable costs and expenses (including attorney's fees) incurred in defending any action, suit or proceeding to all persons entitled to such indemnification, all in the manner, under the circumstances and to the extent permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended.

    The company has entered into indemnity agreements with each of its directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, the company has obtained directors' and officers' insurance providing indemnification for directors, officers and key employees for various liabilities.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the amended and restated certificate of incorporation, as amended. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 16.  EXHIBITS.

Exhibit No.  Description
-----------  -----------
1.1          Proposed Form of Underwriting Agreement for [Class A Common Stock] [Preferred
             Stock].*

1.2          Form of Underwriting Agreement for [Convertible] [Senior] [Subordinated] Debt
             Securities.*

4.1          Amended and Restated Certificate of Incorporation of Mail.com, Inc. (incorporated herein by reference to Exhibit 4.1 to Form S-8, Registration No. 333-39586, filed on June 19, 2000).

4.2          Certificate of Amendment of Amended and Restated Certificate of Incorporation of
             Mail.com, Inc. (incorporated herein by reference to Exhibit 4.2 to Form S-8,
             Registration No. 333-39586, filed on June 19, 2000).

4.3          Bylaws of Mail.com, Inc. (incorporated herein by reference to Exhibit 4.3 of Form
             S-8, Registration No. 333-39586, filed on June 19, 2000).

4.4          Form of Deposit Agreement.*

4.5          Form of Senior Indenture.*

4.6          Form of Senior Debt Security.*

4.7          Form of Subordinated Indenture.*

4.8          Form of Subordinated Debt Security.*

4.9          Form of Standard Stock Warrant Provisions.*

4.10         Form of Standard Debt Securities Warrant Provisions.*

4.11         Form of Stock Purchase Contract.*

5            Opinion of Winthrop, Stimson, Putnam & Roberts or other counsel.*

12           Computation of Ratio of Earnings to Fixed Charges.

23.1         Consent of KPMG LLP.

23.2         Consent of KPMG.

23.3         Consent of PricewaterhouseCoopers LLP.

23.4         Consent of Winthrop, Stimson, Putnam & Roberts or other counsel (included in
             Exhibit 5).*

24           Power of Attorney (set forth on signature page hereof).

25.1         Statement of Eligibility and Qualification on Form T-1 of trustee to act as trustee under indenture.*

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act

ITEM 17.  UNDERTAKINGS.

        (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (3) The undersigned registrant hereby undertakes:

               (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                      (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (b) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (c) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (d) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 15, 2000.



                                                   MAIL.COM, INC.

                                                   By /s/ Lon Otremba
                                                      -----------------
                                                      Lon Otremba
                                                      President

                                POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS THAT each individual whose signature appears below appoints each of Lon Otremba and David Ambrosia, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement on Form S-3 and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 415 promulgated under the Securities Act of 1933 and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME                              TITLE                            DATE
----                              -----                            ----
/s/ Gerald Gorman                 Chairman and Chief Executive     September 15, 2000
---------------------------       Officer and Director
(Gerald Gorman)                   (principal executive officer)


/s/ Gary Millin                   Chief Executive Officer,         September 15, 2000
---------------------------       WORLD.com, Inc., Director
(Gary Millin)

/s/ Lon Otremba                   President, Director              September 15, 2000
---------------------------
(Lon Otremba)

/s/ Debra McClister               Executive Vice President and     September 15, 2000
---------------------------       Chief Financial Officer
(Debra McClister)                 (principal accounting and
                                  finance officer)


/s/ Thomas Murawski               Chief Executive Officer,         September 15, 2000
---------------------------       Mail.com Business Messaging
(Thomas Murawski)                 Services, Inc., Director


/s/ William Donaldson             Director                         September 15, 2000
---------------------------
(William Donaldson)

/s/ Stephen Ketchum               Director                         September 15, 2000
---------------------------
(Stephen Ketchum)

/s/ Jack Kuehler                  Director                         September 15, 2000
---------------------------
(Jack Kuehler)

                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------
1.1           Proposed Form of Underwriting Agreement for [Class A Common Stock] [Preferred
              Stock].*

1.2           Form of Underwriting Agreement for [Convertible] [Senior] [Subordinated] Debt
              Securities.*

4.1           Amended and Restated Certificate of Incorporation of Mail.com, Inc. (incorporated herein by reference to Exhibit 4.1 to Form S-8, Registration No. 333-39586, filed on June 19, 2000).

4.2           Certificate of Amendment of Amended and Restated Certificate of Incorporation of
              Mail.com, Inc. (incorporated herein by reference to Exhibit 4.2 to Form S-8,
              Registration No. 333-39586, filed on June 19, 2000).

4.3           Bylaws of Mail.com, Inc. (incorporated herein by reference to Exhibit 4.3 of Form
              S-8, Registration No. 333-39586, filed on June 19, 2000).

4.4           Form of Deposit Agreement.*

4.5           Form of Senior Indenture.*

4.6           Form of Senior Debt Security.*

4.7           Form of Subordinated Indenture.*

4.8           Form of Subordinated Debt Security.*

4.9           Form of Standard Stock Warrant Provisions.*

4.10          Form of Standard Debt Securities Warrant Provisions.*

4.11          Form of Stock Purchase Contract.*

5             Opinion of Winthrop, Stimson, Putnam & Roberts or other counsel.*

12            Computation of Ratio of Earnings to Fixed Charges.

23.1          Consent of KPMG LLP.

23.2          Consent of KPMG.

23.3          Consent of PricewaterhouseCoopers LLP.

23.4          Consent of Winthrop, Stimson, Putnam & Roberts or other counsel (included in
              Exhibit 5).*

24            Power of Attorney (set forth on signature page hereof).

25.1          Statement of Eligibility and Qualification on Form T-1 of trustee to act as trustee under

              indenture.*

* To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act


                                      II-8